                                                Filed Pursuant to Rule 424(b)(5)
                                          Registration Statement No.: 333-134553

PROSPECTUS SUPPLEMENT
(To prospectus dated May 30, 2006)

                                  $2,000,000
                         LEHMAN BROTHERS HOLDINGS INC.
                 CONTINGENT PAYOUT NOTES DUE NOVEMBER 11, 2007
         LINKED TO THE ADJUSTED RELATIVE PERFORMANCE OF THE S&P 100 (R)
                INDEX (OEX) VS. THE RUSSELL 2000 (R) INDEX (RTY)
                               -----------------

General:

 o Senior unsecured debt securities of Lehman Brothers Holdings.

 o Linked to the S&P 100 Index, as calculated by Standard & Poor's, a division of McGraw-Hill, Inc., and the Russell 2000 Index, as calculated by the
   Frank Russell Company.

 o Denominations: $1,000 and whole multiples of $1,000.

 o Minimum initial investment: $10,000.

 o Stated maturity date: November 11, 2007, and if such date is not a business day, then the following business day, subject to postponement if the valuation date is postponed.

 o Valuation date: November 7, 2007, subject to postponement if such day is not a scheduled trading day or if a market disruption event occurs.

 o Early redemption: Lehman Brothers Holdings will redeem early all of the notes if, on any scheduled trading day prior to the valuation date, the relative performance is less than -70% (for example, -71%).

 o The notes will not be listed on any exchange.

Payments:

 o No interest payments will be made on the notes.

 o On the stated maturity date, unless the notes have been earlier redeemed,
   Lehman Brothers Holdings will pay to you, per $1,000 note, an amount equal to:

   -    If the final relative performance is positive or zero, $1,130.
   -    If the final relative performance is negative,

        $1,000 + ($1,000 x final relative performance).

   The relative performance on any scheduled trading day will equal:

    closing index level      closing index level of
     of S&P 100 Index          Russell 2000 Index
 -----------------------  -  -----------------------    +   1.3%

    initial index level      initial index level of
     of S&P 100 Index         Russell 2000 Index

   The initial index level of the S&P 100 Index is 644.19, which is the closing index level of the S&P 100 Index on the date of this prospectus supplement. The initial index level of the Russell 2000 Index is 764.39, which is the closing index level of the Russell 2000 Index on the date of this prospectus supplement. The closing index levels of the S&P 100 Index and the Russell 2000 Index on any scheduled trading day will be the respective closing levels of such indices on such scheduled trading day.
   The final relative performance will be the relative performance on the valuation date, which will be the third business day before the stated
   maturity date.

 o Upon early redemption, Lehman Brothers Holdings will pay you, per $1,000 note, an amount equal to: present value of $1,000 + (1,000 x redemption relative performance). See "Description of the Notes-Payment upon early redemption, if applicable."

    Investing in the notes involves risks. Risk Factors begin on page S-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               -----------------

                                                   PER NOTE        TOTAL
                                                   --------        -----
Public offering price .........................       100%      $2,000,000
Underwriting discount .........................         1%      $   20,000
Proceeds to Lehman Brothers Holdings ..........        99%      $1,980,000

                               -----------------
Lehman Brothers Holdings has granted the underwriter an option to purchase, within 13 days of the original issuance, up to an additional $300,000 aggregate principal amount of notes on the same terms and conditions as set forth above solely to cover over-allotments, if any.
                               -----------------
The notes are expected to be ready for delivery in book-entry form only through
The Depository Trust Company on or about November 10, 2006.
                               -----------------
Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings' securities. It may act as principal or agent in, and this prospectus supplement and the accompanying prospectus may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.
                               -----------------
                                LEHMAN BROTHERS
November 7, 2006
"Standard & Poor's," "S&P," "S&P 100," "Standard & Poor's 100" and "100" are
trademarks of McGraw-Hill, Inc. and have been licensed for use by Lehman
Brothers Holdings Inc. "Russell 2000 Index" is a trademark of the Frank Russell
Company and has been licensed for use by Lehman Brothers Holdings Inc. The notes, linked to the performance of the S&P 100 Index relative to the performance of the Russell 2000 Index, are not sponsored, endorsed, sold or promoted by Standard & Poor's or the Frank Russell Company and neither Standard
& Poor's nor the Frank Russell Company makes any representation regarding the advisability of investing in the notes.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE
IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY RELEVANT FREE
WRITING PROSPECTUS. ANY FREE WRITING PROSPECTUS SHOULD BE READ IN CONNECTION
WITH THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY OTHER
PROSPECTUS SUPPLEMENT REFERRED TO THEREIN. WE HAVE NOT, AND THE AGENT HAS NOT,
AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE
PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON
IT. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION
WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION
APPEARING IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY
RELEVANT FREE WRITING PROSPECTUS, AS WELL AS INFORMATION WE HAVE FILED OR WILL
FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND INCORPORATED BY REFERENCE,
IS ACCURATE AS OF THE DATE OF THE APPLICABLE DOCUMENT OR OTHER DATE REFERRED TO
IN THE DOCUMENT. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND
PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                                   ----------

                                TABLE OF CONTENTS

                                                                            PAGE

                              PROSPECTUS SUPPLEMENT

                                   PROSPECTUS

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED

                                       S-2

                            SUMMARY INFORMATION - Q&A

This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the notes. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the "Risk Factors" section beginning on page S-7 to determine whether an investment in the notes is appropriate for you.

WHAT ARE THE NOTES?

The notes are a series of senior debt of Lehman Brothers Holdings Inc. ("Lehman
Brothers Holdings") whose value is linked to the performance of the S&P 100
Index relative to the performance of the Russell 2000 Index. See "The S&P 100
Index" and "The Russell 2000 Index." The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except subordinated debt, and will mature on November 11, 2007, subject to postponement if the valuation date is postponed.

WHO PUBLISHES THE S&P 100 INDEX AND WHAT DOES THE S&P 100 INDEX MEASURE?

The S&P 100 Index is published by Standard & Poor's, a division of McGraw-Hill,
Inc. ("S&P"). The S&P 100 Index, a subset of the S&P 500 Index, is comprised of
100 leading U.S. stocks with exchange-listed options. Constituents of the S&P
100 Index are selected for sector balance and currently represent about 57% of the market capitalization of the S&P 500 Index and almost 45% of the market capitalization of the U.S. equity market. The stocks in the S&P 100 Index are generally among the largest and most established companies in the S&P 500 Index.

WHO PUBLISHES THE RUSSELL 2000 INDEX AND WHAT DOES THE RUSSELL 2000 INDEX
MEASURE?

The Russell 2000 Index is published by Frank Russell Company ("Russell"), and is designed to measure performance of the small capitalization segment of the U.S.
equity market through changes in the aggregate market value of stock of 2000 companies domiciled in the United States and its territories. The Russell 2000
Index consists of the smallest 2,000 companies included in the Russell 3000
Index and represents approximately 10% of the capitalization of the Russell 3000
Index. The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and currently represents approximately 98%
of the U.S. equity market.

                                   ----------

Please note that an investment in the notes does not entitle you to any ownership or other interest in the securities underlying the S&P 100 Index or the Russell 2000 Index.

WHAT PAYMENTS WILL I RECEIVE ON THE NOTES BEFORE THE STATED MATURITY DATE?

No interest payments will be made on the notes. Except in the case of early redemption, no payments will be made on the notes before the stated maturity date.

WHAT WILL I RECEIVE IF I HOLD THE NOTES UNTIL THE STATED MATURITY DATE?

On the stated maturity date, unless the notes have been earlier redeemed, Lehman
Brothers Holdings will pay to you, per $1,000 note, an amount equal to:

o    If the final relative performance is positive or zero, $1,130.

o    If the final relative performance is negative, $1,000 + ($1,000 x final relative performance).

The relative performance on any scheduled trading day will equal:

        closing index          closing index
        level of S&P         level of Russell
          100 Index             2000 Index
        -------------   -    ----------------   + 1.3%
        initial index          initial index
        level of S&P         level of Russell
          100 Index             2000 Index

The initial index level of the S&P 100 Index is 644.19, which is the closing index level of the S&P 100 Index on the date of this prospectus supplement. The initial index level of the Russell 2000 Index is 764.39, which is the closing index level of the Russell 2000 Index on the date of this prospectus supplement.
The closing index levels of the S&P 100 Index and the Russell 2000 Index on any
scheduled trading day will be the respective closing levels of such indices on such scheduled trading day. The final relative performance will be the relative performance on the valuation date, which will be the third business day before the stated maturity date.

                                       S-3

If the third business day before the stated maturity date is not a scheduled trading day or the calculation agent determines that one or more market disruption events have occurred on that day, the calculation agent will, subject to certain limitations, determine the final relative performance by reference to the relative performance on the next scheduled trading day on which there is not a market disruption event. Any such postponement of the date that would otherwise be the valuation date will cause the stated maturity date to be postponed until three business days after the date that the final relative performance is determined. In limited circumstances, the relative performance may be adjusted. See "Description of the Notes-Discontinuance of the S&P 100
Index; Alteration of method of calculation" and "Description of the
Notes-Discontinuance of the Russell 2000 Index; Alteration of method of calculation."

As a result, unless the notes have been earlier redeemed, on the stated maturity date you will only receive more than $1,000 per $1,000 note if the final relative performance on the valuation date is positive or zero. If the final relative performance on the valuation date is negative, you will receive less than $1,000 per $1,000 note on the stated maturity date. The maximum amount you may receive on the stated maturity date per $1,000 note will be $1,130.

AMOUNT PAYABLE ON THE STATED MATURITY DATE-EXAMPLES

Here are three examples of hypothetical calculations of the amount payable per
$1,000 note on the stated maturity date. In each of the examples, it is assumed that the notes will not be redeemed prior to the stated maturity date.

EXAMPLE 1. ASSUMING THAT THE CLOSING INDEX LEVEL OF THE S&P 100 INDEX ON THE
VALUATION DATE IS 732.44 AND THE CLOSING INDEX LEVEL OF THE RUSSELL 2000 INDEX
ON THE VALUATION DATE IS 649.73, RESULTING IN A FINAL RELATIVE PERFORMANCE OF
30%:

Because the final relative performance is positive, on the stated maturity date, you would receive $1,130 per $1,000 note.

EXAMPLE 2. ASSUMING THAT THE CLOSING INDEX LEVEL OF THE S&P 100 INDEX ON THE
VALUATION DATE IS 635.81 AND THE CLOSING INDEX LEVEL OF THE RUSSELL 2000 INDEX
ON THE VALUATION DATE IS 764.39, RESULTING IN A FINAL RELATIVE PERFORMANCE OF
0%:

Because the final relative performance is zero, on the stated maturity date, you would receive $1,130 per $1,000 note.

EXAMPLE 3. ASSUMING THAT THE CLOSING INDEX LEVEL OF THE S&P 100 INDEX ON THE
VALUATION DATE IS 619.71 AND THE CLOSING INDEX LEVEL OF THE RUSSELL 2000 INDEX
ON THE VALUATION DATE IS 783.50, RESULTING IN A FINAL RELATIVE PERFORMANCE OF
-5%:

Because the final relative performance is negative, the appropriate formula for calculating the amount payable on the stated maturity date per $1,000 note is:

                        $1,000 + ($1,000 x (-5%)) = $950

As a result, on the stated maturity date, you would receive $950 per $1,000 note.

                                   ----------

To the extent the closing index levels or final relative performance differ from those assumed above, the results indicated above would be different.

WHEN WILL THE NOTES BE SUBJECT TO EARLY REDEMPTION?

If, on any scheduled trading day from, but excluding, the date of this prospectus supplement to, but excluding, the valuation date, the relative performance is less than -70% (for example, -71%), the notes will be subject to early redemption. In this prospectus supplement, the first such scheduled trading day is referred to as the early redemption determination date. Lehman
Brothers Holdings will redeem all of the notes on the fifth business day after the early redemption determination date.

WHAT WILL I RECEIVE UPON EARLY REDEMPTION, IF APPLICABLE?

Upon early redemption, Lehman Brothers Holdings will pay you, per $1,000 note, an amount equal to:

     present value of $1,000 + ($1,000 x redemption relative performance);

provided, however, that in no event shall the holder of a note owe any amount to
Lehman Brothers Holdings.

The present value of $1,000, as determined by the calculation agent, will be the present value of $1,000 on the valuation date calculated as of the first scheduled trading day after the early redemption determination date, computed using a discount rate equal to the USD LIBOR in effect on the first scheduled trading day after the early redemption determination date with a designated maturity that corresponds most closely to the period from, and including, such scheduled trading day to, but excluding, the valuation date.

                                       S-4

The redemption relative performance will equal:

       redemption                   redemption
     index level of               index level of
      S&P 100 Index             Russell 2000 Index
   -------------------   -   ----------------------   + 1.3%
      initial index                initial index
      level of S&P               level of Russell
        100 Index                   2000 Index

The initial index level of the S&P 100 Index is 644.19, which is the closing index level of the S&P 100 Index on the date of this prospectus supplement. The initial index level of the Russell 2000 Index is 764.39, which is the closing index level of the Russell 2000 Index on the date of this prospectus supplement.
The redemption index levels of the S&P 100 Index and the Russell 2000 Index will be the respective closing levels of such indices on the first scheduled trading day after the early redemption determination date.

AMOUNT PAYABLE UPON EARLY REDEMPTION-EXAMPLE

Here is an example of a hypothetical calculation of the amount payable per
$1,000 note upon early redemption. It is assumed that (a) the relative performance on the first scheduled trading day on which the relative performance is less than -70% is -71%, triggering an early redemption, (b) the closing index level of the S&P 100 Index on the first scheduled trading day after the early redemption determination date is 391.86, (c) the closing index level of the
Russell 2000 Index on the first scheduled trading day after the early redemption determination date is 1032.92, and (d) the present value of $1,000 on the valuation date, calculated as of the first scheduled trading day after the early redemption determination date, is $960:

                         $960 + ($1,000 x (-73%)) = $230

As a result, upon early redemption, you would receive $230 per $1,000 note.

HOW HAS THE S&P 100 INDEX PERFORMED HISTORICALLY?

Lehman Brothers Holdings has provided a table, on page S-23, showing the performance of the S&P 100 Index from January 1, 2001 through November 7, 2006.
Lehman Brothers Holdings has provided this historical information to help you evaluate the behavior of the S&P 100 Index so that you can make an informed decision with respect to an investment in the notes. You should realize, however, that past performance is not necessarily indicative of how the S&P 100
Index will perform in the future.

HOW WILL I BE ABLE TO FIND THE INDEX LEVEL OF THE S&P 100 INDEX AT ANY POINT IN
TIME?

You can obtain the level of the S&P 100 Index at any time from the Bloomberg(R)
service under the symbol "OEX", from Reuters service under the symbol "OEX" or from the Standard & Poors website, at http://www.standardandpoors.com.

HOW HAS THE RUSSELL 2000 INDEX PERFORMED HISTORICALLY?

Lehman Brothers Holdings has provided a table, on page S-28, showing the performance of the Russell 2000 Index from January 1, 2001 through November 7,
2006. Lehman Brothers Holdings has provided this historical information to help you evaluate the behavior of the Russell 2000 Index so that you can make an informed decision with respect to an investment in the notes. You should realize, however, that past performance is not necessarily indicative of how the
Russell 2000 Index will perform in the future.

HOW WILL I BE ABLE TO FIND THE INDEX LEVEL OF THE RUSSELL 2000 INDEX AT ANY
POINT IN TIME?

You can obtain the level of the Russell 2000 Index at any time from the
Bloomberg(R) service under the symbol "RTY". You may also obtain the index level of the Russell 2000 Index at any time from the Frank Russell Company' website, at http://www.russell.com.

WHAT HAS THE RELATIVE PERFORMANCE BEEN HISTORICALLY?

Lehman Brothers Holdings has provided a table, on page S-30, showing the high and low relative performance, as well as the end-of quarter relative performance, of the S&P 100 Index and the Russell 2000 Index for each quarter in the period from January 1, 2001 through November 7, 2006, calculated on a rolling basis using the respective closing index levels on the date that is 12 months and one day before the respective scheduled trading day (or, if such a date was not a scheduled trading day, the previous scheduled trading day) with respect to which relative performance is measured as the respective initial index levels. Lehman Brothers Holdings has provided this historical information to help you evaluate the relative performance of the two indices so that you can make an informed decision with respect to an investment in the notes. You should realize, however, that past relative performance is not necessarily indicative of how the two indices will perform relatively in the future.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

                                       S-5

Yes, the notes are subject to a number of risks. See "Risk Factors" beginning on page S-7.

WHAT ABOUT TAXES?

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United
States federal income tax purposes. Although the issue is not free from doubt,
Lehman Brothers Holdings intends to treat, and by purchasing the notes, for all tax purposes you will agree to treat a note as a cash-settled financial contract giving rise to capital gain or loss. As a result, upon a sale, exchange or other disposition of a note or upon cash settlement at maturity or upon early redemption, you will recognize capital gain or loss equal to the difference between the amount of cash received and your basis in the note. See "United
States Federal Income Tax Consequences."

WHO IS LEHMAN BROTHERS HOLDINGS?

Lehman Brothers Holdings, an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and individuals worldwide. Lehman Brothers Holdings provides a full array of equities and fixed income sales, trading and research, investment banking services and investment management and advisory services. Lehman Brothers
Holdings' global headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America,
Europe, the Middle East, Latin America and the Asia Pacific region. See
"Prospectus Summary-Lehman Brothers Holdings Inc." and "Where You Can Find More
Information" on pages 1 to 2 and pages 58 to 59, respectively, of the accompanying prospectus.

You may request a copy of any document Lehman Brothers Holdings files with the
Securities and Exchange Commission, or the SEC, pursuant to the Securities
Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers
Holdings at the address provided in the accompanying prospectus.

Lehman Brothers Holdings' principal executive offices are located at the address provided in the accompanying prospectus.

WHAT IS THE ROLE OF LEHMAN BROTHERS INC.?

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, is the underwriter for the offering and sale of the notes. Lehman Brothers Inc. will also be the calculation agent for purposes of calculating the amount payable to you on the stated maturity date or upon early redemption. Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the notes. See "Risk Factors-Potential conflicts of interest exist because
Lehman Brothers Holdings controls Lehman Brothers Inc., which will act as the calculation agent" and "Description of the Notes-Calculation agent."

After the initial offering, Lehman Brothers Inc. intends to buy and sell the notes to create a secondary market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes.
However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they have begun.

IN WHAT FORM WILL THE NOTES BE ISSUED?

The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company
("DTC") or its nominee. Except in very limited circumstances, you will not receive a certificate for your notes.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

No, the notes will not be listed on any exchange.

                                       S-6

                                  RISK FACTORS

You should carefully consider the risk factors provided below as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated in this document by reference. As described in more detail below, the trading price of the notes may vary considerably before the stated maturity date due, among other things, to fluctuations in the prices of the securities underlying the S&P 100 Index or the
Russell 2000 Index and other events that are difficult to predict and beyond
Lehman Brothers Holdings' control.

You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

THESE NOTES ARE DIFFERENT FROM CONVENTIONAL DEBT SECURITIES OF LEHMAN BROTHERS
HOLDINGS IN SEVERAL WAYS.

o    THE PAYMENT YOU RECEIVE ON THE STATED MATURITY DATE, IF THE NOTES WERE NOT
     EARLIER REDEEMED, MAY BE LESS THAN THE PRICE AT WHICH THE NOTES ARE
     INITIALLY BEING SOLD TO THE PUBLIC. If the final relative performance is negative, Lehman Brothers Holdings will pay you less than $1,000 per $1,000 note. The final relative performance will be negative if on the valuation date:

     -    the closing index level of the S&P 100 Index increases from the initial index level of the S&P 100 Index, but the closing index level of the Russell 2000 Index increases from the initial index level of the Russell 2000 Index by a greater percentage than the increase of the S&P 100 Index plus 1.3%;

     -    the closing index level of the S&P 100 Index is unchanged from the initial index level of the S&P 100 Index, but the closing index level of the Russell 2000 Index increases from the initial index level of the Russell 2000 Index by more than 1.3%; or

     -    (i) the closing index level of the S&P 100 Index decreases from the initial index level of the S&P 100 Index by 1.3% or less, but the closing index level of the Russell 2000 Index increases from the initial index level of the Russell 2000 Index by more than 1.3% minus the absolute value of the percentage decrease of the S&P 100 Index, or
          (ii) the closing index level of the S&P 100 Index decreases from the initial index level of the S&P 100 Index by more than 1.3%, but the closing index level of the Russell 2000 Index decreases from the initial index level of the Russell 2000 Index by less than the absolute value of the percentage decrease of the S&P 100 Index minus
          1.3% (for example, the S&P 100 Index decreases by 10%, whereas the
          Russell 2000 Index decreases by less than 8.7%).

     You will not receive any payment on the stated maturity date if the final relative performance is -100%.

o    THE PAYMENT YOU RECEIVE ON THE STATED MATURITY DATE, IF THE NOTES WERE NOT
     EARLIER REDEEMED, MAY BE LESS THAN THE YIELD ON A CONVENTIONAL DEBT
     SECURITY OF COMPARABLE MATURITY. The amount Lehman Brothers Holdings pays you on the stated maturity date, if the notes were not earlier redeemed, may be less than the return you could earn on other investments. Because the amount you receive on the stated maturity date may be less than, equal to or only slightly greater than the price at which the notes are initially being sold to the public, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Lehman Brothers Holdings. In addition, any return on the notes may not fully compensate you for any opportunity cost to you of investing in the notes when you take into account inflation and other factors relating to the time value of money.

o    NO INTEREST PAYMENTS WILL BE MADE ON THE NOTES.

IN THE EVENT OF AN EARLY REDEMPTION, YOU WILL LOSE ALL OR PART OF YOUR ORIGINAL
INVESTMENT.

The amount payable by Lehman Brothers Holdings upon an early redemption of the notes, as determined by Lehman Brothers Inc. in its capacity as the calculation agent, will be based upon the present value of the principal amount on the valuation date, calculated as of the first scheduled trading day after the early redemption determination date, and the relative performance on the first scheduled trading day after the early redemption determination date. Assuming the relative performance on such scheduled trading day is still negative (that is, the relative performance did not fluctuate from, for example, -71% to a positive

                                       S-7

percentage within one scheduled trading day), you will lose all or part of your original investment.

YOU MAY NOT REALIZE A RETURN ON THE NOTES EVEN IF THE LEVEL OF THE S&P 100 INDEX
INCREASES.

Because of the formula for the calculation of the payment that you may receive on the stated maturity date, you may not realize a return on the notes even if the level of the S&P 100 Index increases. In addition, if the Russell 2000 Index outperforms the S&P 100 Index by more than 1.3%, you will lose all or part of your original investment.

HISTORICAL LEVELS OF THE S&P 100 INDEX AND THE RUSSELL 2000 INDEX SHOULD NOT BE
TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE S&P 100 INDEX OR THE
RUSSELL 2000 INDEX DURING THE TERM OF THE NOTES.

The trading prices of the securities underlying the S&P 100 Index and the
Russell 2000 Index will determine the relative performance. You should realize, however, that past performance is not necessarily indicative of how the S&P 100
Index, the Russell 2000 Index or the notes will perform in the future. Trading prices of the securities underlying the S&P 100 Index or the Russell 2000 Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of the underlying securities themselves.

YOUR RETURN ON THE NOTES COULD BE LESS THAN IF YOU BOUGHT AND/OR SOLD THE
SECURITIES UNDERLYING THE S&P 100 INDEX AND/OR THE RUSSELL 2000 INDEX.

o    YOUR POTENTIAL RETURN ON YOUR PRINCIPAL INVESTMENT IS LIMITED. The notes provide less opportunity for equity appreciation than a direct investment in each of the securities underlying the S&P 100 Index or the Russell 2000
     Index because the return you realize on the stated maturity date, if the notes were not earlier redeemed, will be limited to 13% of the principal amount. If the S&P 100 Index outperforms the Russell 2000 Index by exactly
     13%, the final relative performance will be 13% + 1.3% = 14.3%. Therefore, if the level of the S&P 100 Index relative to the level of the Russell 2000
     Index increases such that the final relative performance exceeds 14.3%
     during the term of the notes, then the S&P 100 Index will have outperformed the Russell 2000 Index by 13% or more, and your return on the notes will be less than your return had you bought and/or sold the securities underlying the S&P 100 Index and/or the Russell 2000 Index.

o    YOUR RETURN WILL NOT REFLECT DIVIDENDS ON SECURITIES UNDERLYING THE S&P 100
     INDEX OR THE RUSSELL 2000 INDEX. Your return on the notes will not reflect the return you would realize if you actually owned the securities underlying the S&P 100 Index or the Russell 2000 Index and received the dividends paid on those securities. This is because the calculation agent will calculate the amount payable to you at maturity or upon early redemption by reference to the closing level of the S&P 100 Index and the closing level of the Russell 2000 Index, without taking into consideration the value of dividends paid on those securities.

THE INCLUSION OF COMMISSIONS AND PROJECTED PROFIT FROM HEDGING IN THE PUBLIC
OFFERING PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. is willing to purchase the notes in secondary market transactions will likely be lower than the public offering price, since the public offering price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of dealer discounts, mark-ups or other transaction costs.

THE NOTES MAY NOT BE ACTIVELY TRADED.

There may be little or no secondary market for the notes. The notes will not be listed on any exchange. Even if there is a secondary market, it may not provide significant liquidity. Lehman Brothers Inc. currently intends to act as a market maker for the notes, but it is not required to do so.

THE TRADING PRICE OF THE NOTES WILL BE AFFECTED BY NUMEROUS FACTORS, SOME OF
WHICH ARE RELATED IN COMPLEX WAYS.

The trading price of the notes in the secondary market will be affected by supply and demand of the notes, the index levels at that time and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the notes before the stated
maturity date may be at a discount, which could be substantial, from the price at which the notes are initially being sold to the public, depending, at that time, on the index levels and where each is in relationship to its initial index level. A change in a

                                       S-8

specific factor could have the following impacts on the trading price of the notes, assuming all other conditions remain constant.

o    INDICES. Lehman Brothers Holdings expects that the trading price of the notes will depend substantially on the performance of the indices at any given point in time. If you decide to sell your notes prior to the stated
     maturity date when the relative performance is positive or zero, you may nonetheless receive substantially less than the amount that would be payable on the stated maturity date based on the relative performance on the date you sell your notes because of expectations that the index levels will continue to fluctuate until the amount payable on the stated maturity date, unless earlier redeemed, is determined. If you decide to sell your notes when the relative performance is negative, you can expect to receive less than the price at which the notes are initially being sold to the public. Political, economic and other developments that affect the outlook for securities underlying the S&P 100 Index or the Russell 2000 Index are likely to directly affect the index level of the S&P 100 Index or the
     Russell 2000 Index and could indirectly affect the trading price of the notes.

o    INTEREST RATES. The trading price of the notes may be affected by changes in interest rates. In general, if U.S. interest rates change, the trading price of the notes may be adversely affected.

o    VOLATILITY OF THE S&P 100 INDEX AND THE RUSSELL 2000 INDEX. Volatility is
     the term used to describe the size and frequency of market fluctuations. If the volatility of the level of the S&P 100 Index or the Russell 2000 Index changes, the trading price of the notes may be adversely affected. Lehman
     Brothers Holdings is unable to predict the effect of these events on the future level or volatility of the S&P 100 Index or the Russell 2000 Index.

o    MERGER AND ACQUISITION TRANSACTIONS. Some of the securities underlying the
     S&P 100 Index or the Russell 2000 Index may be affected by mergers and acquisitions, which can contribute to volatility of the S&P 100 Index or the Russell 2000 Index. Additionally, as a result of a merger or acquisition, one or more securities underlying the S&P 100 Index or the
     Russell 2000 Index may be replaced with a surviving or acquiring entity's securities. The surviving or acquiring entity's securities may not have the same characteristics as the securities originally underlying the S&P 100 or the Russell 2000 Index.

o    TIME REMAINING TO MATURITY. The trading price of the notes may be affected by the time remaining to maturity. As the time remaining to the maturity of the notes decreases, this time value may decrease, adversely affecting the trading price of the notes.

o    DIVIDEND YIELDS. If dividend yields on the securities underlying the S&P
     100 Index or the Russell 2000 Index increase, the trading price of the notes may be adversely affected because the S&P 100 Index and the Russell
     2000 Index do not incorporate the value of those payments.

o    LEHMAN BROTHERS HOLDINGS' CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS.
     Actual or anticipated changes in Lehman Brothers Holdings' credit ratings, financial condition or results may affect the trading price of the notes.

o    ECONOMIC CONDITIONS AND EARNINGS PERFORMANCE OF THE UNDERLYING COMPANIES.
     General economic conditions and earnings results of the companies whose securities underlie the S&P 100 Index or the Russell 2000 Index and real or anticipated changes in those conditions or results may affect the trading price of the notes.

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading price of the notes attributable to another factor, such as positive relative performance. In general, assuming all relevant factors are held constant and the notes are not earlier redeemed, the effect on the trading price of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes.

ADJUSTMENTS TO THE S&P 100 INDEX COULD ADVERSELY AFFECT THE TRADING PRICE OF THE
NOTES.

The policies of S&P concerning additions, deletions and substitutions of the securities underlying the S&P 100 Index and the manner in which S&P takes account of certain changes affecting such underlying securities may affect the level of the S&P 100 Index. The policies of S&P with respect to the calculation of the S&P 100 Index could also affect the level of the S&P 100 Index. S&P may discontinue or suspend calculation or dissemination of the S&P 100 Index or materially alter the methodology by which it calculates

                                       S-9

the S&P 100 Index. Any such actions could affect the trading price of the notes.
See "Description of the Notes-Discontinuance of the S&P 100 Index; Alteration
of method of calculation" and "The S&P 100 Index."

ADJUSTMENTS TO THE RUSSELL 2000 INDEX COULD ADVERSELY AFFECT THE TRADING PRICE
OF THE NOTES.

The policies of Russell concerning additions, deletions and substitutions of the securities underlying the Russell 2000 Index and the manner in which Russell takes account of certain changes affecting such underlying securities may affect the level of the Russell 2000 Index. The policies of Russell with respect to the calculation of the Russell 2000 Index could also affect the level of the Russell
2000 Index. Russell may discontinue or suspend calculation or dissemination of the Russell 2000 Index or materially alter the methodology by which it calculates the Russell 2000 Index. Any such actions could affect the trading price of the notes. See "Description of the Notes-Discontinuance of the Russell
2000 Index; Alteration of method of calculation" and "The Russell 2000 Index."

LEHMAN BROTHERS HOLDINGS CANNOT CONTROL ACTIONS BY THE COMPANIES WHOSE
SECURITIES UNDERLIE THE S&P 100 INDEX OR THE RUSSELL 2000 INDEX.

Actions by these companies may have an adverse effect on the price of the securities underlying the S&P 100 Index or the Russell 2000 Index, the S&P 100
Index, the Russell 2000 Index and the notes. In addition, these companies are not involved in this offering of notes and have no obligations with respect to the notes, including any obligation to take Lehman Brothers Holdings' or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering of notes and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies are not involved with the administration, marketing or trading of the notes and have no obligations with respect to the amount to be paid to you on the stated maturity date.

LEHMAN BROTHERS HOLDINGS AND ITS AFFILIATES HAVE NO AFFILIATION WITH S&P OR
RUSSELL AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION.

S&P provides and services the S&P 100 Index, and Russell provides and services the Russell 2000 Index. Lehman Brothers Holdings and its affiliates are not affiliated with S&P or Russell in any way (except for licensing arrangements discussed below in "The S&P 100 Index" and "The Russell 2000 Index") and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the S&P 100 Index or the Russell 2000 index. See "Description of the Notes-Market disruption events," "Description of the Notes-Discontinuance of the S&P 100 Index; Alteration of method of calculation" and "Description of the Notes-Discontinuance of the Russell 2000 Index; Alteration of method of calculation." S&P and Russell are not involved in this offering of notes in any way and have no obligation to consider your interests as an owner of the notes in taking any actions that might affect the value of your notes.

Neither Lehman Brothers Holdings nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the S&P 100
Index or S&P or the Russell 2000 Index or Russell contained in this prospectus supplement or any public disclosure of information by S&P or Russell. You, as an investor in the notes, should make your own investigation into the S&P 100
Index, S&P, the Russell 2000 Index and Russell.

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE LEHMAN BROTHERS HOLDINGS CONTROLS
LEHMAN BROTHERS INC., WHICH WILL ACT AS THE CALCULATION AGENT.

Lehman Brothers Inc. will act as the calculation agent, which determines the amount you will receive on the notes on the stated maturity date or upon earlier redemption, whether adjustments should be made to the index levels and whether a market disruption event has occurred. As a result, potential conflicts of interest may exist between Lehman Brothers Inc. and you. See "Description of the
Notes-Payment on the stated maturity date," "Description of the
Notes-Discontinuance of the S&P 100 Index; Alteration of method of calculation," "Description of the Notes-Discontinuance of the Russell 2000
Index; Alteration of method of calculation" and "Description of the
Notes-Market disruption events."

PURCHASES AND SALES OF SECURITIES UNDERLYING THE S&P 100 INDEX OR THE RUSSELL
2000 INDEX BY LEHMAN BROTHERS HOLDINGS AND ITS AFFILIATES COULD AFFECT THE
PRICES OF THOSE SECURITIES OR THE LEVEL OF THE S&P 100 INDEX OR THE LEVEL OF THE
RUSSELL 2000 INDEX.

Lehman Brothers Holdings and its affiliates, including Lehman Brothers Inc., may from time to time buy or sell securities underlying the S&P 100 Index or the

                                      S-10

Russell 2000 Index or derivative instruments related to those securities for their own accounts in connection with their normal business practices or in connection with hedging of Lehman Brothers Holdings' obligations under the notes. These transactions could affect the prices of those securities or the level of the S&P 100 Index or the Russell 2000 Index. See "Use of Proceeds and
Hedging."

YOU HAVE NO SHAREHOLDER RIGHTS.

Investing in the notes is not equivalent to investing in the securities underlying the S&P 100 Index or the Russell 2000 Index. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities that underlie the S&P 100 Index or the Russell 2000 Index.

THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.

Investors should consider the tax consequences of investing in the notes. No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United
States federal income tax purposes. As a result, significant aspects of the
United States federal income tax consequences of an investment in the notes are not certain. Lehman Brothers Holdings is not requesting any ruling from the
Internal Revenue Service with respect to the notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this document. The Internal Revenue Service could assert other characterizations that could affect timing, amount and character of income or deductions. Although the issue is not free from doubt, Lehman Brothers Holdings intends to treat, and by purchasing a note, for all tax purposes you agree to treat a note as a cash-settled financial contract giving rise to capital gain or loss, rather than as a debt instrument. You should consult your own tax advisor concerning the alternative characterization. See "United States Federal Income Tax
Consequences."

                                      S-11

                           USE OF PROCEEDS AND HEDGING

All or a portion of the proceeds to be received by Lehman Brothers Holdings from the sale of the notes may be used by Lehman Brothers Holdings or one or more of its subsidiaries before and following the initial offering of the notes to acquire securities underlying the S&P 100 Index or the Russell 2000 Index as well as to acquire futures contracts or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the S&P
100 Index or the Russell 2000 Index or those securities underlying the S&P 100
Index or the Russell 2000 Index, to hedge Lehman Brothers Holdings' obligations under the notes. The balance of the proceeds, if any, will be used for general corporate purposes. These hedging techniques will result in nominal transaction costs to Lehman Brothers Holdings. See "Use of Proceeds" on page 7 of the accompanying prospectus.

From time to time after the initial offering and before the maturity or early redemption, if applicable, of the notes, depending on market conditions, including the market price of the securities underlying the S&P 100 Index or the
Russell 2000 Index, Lehman Brothers Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques. Lehman Brothers Holdings or one or more of its subsidiaries may take long or short positions in those securities or in the futures contracts or in listed or over-the-counter options contracts or other derivative or synthetic instruments related to those securities. In addition,
Lehman Brothers Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in notes from time to time and may, in their sole discretion, hold or resell those notes. Lehman Brothers Holdings or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.

To the extent that Lehman Brothers Holdings or one or more of its subsidiaries has a long hedge position in any of the securities underlying the S&P 100 Index or the Russell 2000 Index, or futures or options contracts or other derivative or synthetic instruments related to those securities, Lehman Brothers Holdings or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the notes or at or about the time of a change in the securities underlying the S&P 100 Index or the Russell 2000 Index.
Depending, among other things, on future market conditions, the aggregate amount and the composition of the positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account.
Certain activity by Lehman Brothers Holdings or one or more of its subsidiaries described above can potentially increase or decrease the prices of the securities underlying the S&P 100 Index or the Russell 2000 Index and, accordingly, increase or decrease the level of the S&P 100 Index or the Russell
2000 Index, which will be used to calculate the final relative performance.
Although Lehman Brothers Holdings has no reason to believe that any of those activities will have a material impact on the price of the securities underlying the S&P 100 Index or the Russell 2000 Index, these activities could have such an effect.

                                      S-12

                       RATIO OF EARNINGS TO FIXED CHARGES

                                        NINE
      YEAR ENDED NOVEMBER 30,           MONTHS
--------------------------------        ENDED
2001   2002   2003   2004   2005   AUGUST 31, 2006
----   ----   ----   ----   ----   ---------------
1.11   1.13   1.29   1.36   1.28        1.22

                                      S-13

                            DESCRIPTION OF THE NOTES

GENERAL

You will find information about the notes in two separate documents that progressively provide more detail:

o    the accompanying prospectus; and

o    this prospectus supplement.

Because the terms of the notes may differ from the general information Lehman
Brothers Holdings has provided in the prospectus, in all cases you should rely on information in this prospectus supplement over different information in the prospectus. The notes are to be issued as a series of debt securities under the senior indenture, which is more fully described in the prospectus. For a description of the rights attaching to different series of debt securities under the senior indenture, you should refer to the section "Description of Debt
Securities" beginning on page 8 of the accompanying prospectus. The notes are
Senior Debt as described in the accompanying prospectus. Citibank, N.A. is trustee under the senior indenture.

Lehman Brothers Holdings will initially issue $2,000,000 ($2,300,000 if the underwriter's over-allotment option is exercised in full) aggregate principal amount of notes. Lehman Brothers Holdings may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the notes. No additional notes can be issued if an event of default has occurred with respect to the notes.

The notes will be issued in denominations of $1,000 and whole multiples of
$1,000. The minimum initial investment will be $10,000.

INTEREST

No interest payments will be made on the notes.

PAYMENT ON THE STATED MATURITY DATE

The notes will mature on November 11, 2007, and if such date is not a business day, then the following business day, subject to postponement if the valuation date is postponed.

On the stated maturity date, unless the notes have been earlier redeemed, Lehman
Brothers Holdings will pay to you, per $1,000 note, an amount equal to:

o    If the final relative performance is positive or zero, $1,130.

o    If the final relative performance is negative, $1,000 + ($1,000 x final relative performance).

The relative performance on any scheduled trading day will equal:

          closing index           closing index
          level of S&P           level of Russell
           100 Index               2000 Index
        ----------------   -    ------------------  + 1.3%
          initial index           initial index
          level of S&P           level of Russell
           100 Index               2000 Index

The initial index level of the S&P 100 Index is 644.19, which is the closing index level of the S&P 100 Index on the date of this prospectus supplement. The initial index level of the Russell 2000 Index is 764.39, which is the closing index level of the Russell 2000 Index on the date of this prospectus supplement.
The closing index levels of the S&P 100 Index and the Russell 2000 Index on any
scheduled trading day will be the respective closing levels of such indices on such scheduled trading day. The final relative performance will be the relative performance on the valuation date, which will be the third business day before the stated maturity date. However, if that day is not a scheduled trading day or the calculation agent determines that one or more market disruption events have occurred on that day, the calculation agent will, subject to certain limitations, determine the final relative performance by reference to the relative performance on the next scheduled trading day on which there is not a market disruption event; provided, however, if a market disruption event occurs on each of the eight scheduled trading days following the originally scheduled valuation date, then (a) that eighth scheduled trading day shall be deemed the valuation date and (b) the calculation agent shall determine the final relative performance based upon its good faith estimate of the levels of the indices on that eighth scheduled trading day. Any postponement of the date that would otherwise be the valuation date will cause the stated maturity date to be postponed until three business days after the date that the final relative performance is determined.

                                      S-14

As a result, unless the notes have been earlier redeemed, on the stated maturity date you will only receive more than $1,000 per $1,000 note if the final relative performance on the valuation date is positive or zero. If the final relative performance on the valuation date is negative, you will receive less than $1,000 per $1,000 note on the stated maturity date. The maximum amount you may receive on the stated maturity date per $1,000 note will be $1,130.

The "closing index level" of the S&P 100 Index (or any successor index) on any particular day means the closing level of the S&P 100 Index as reported by S&P
(or of any successor index, as reported by the publisher of such successor index), on such day or as determined by the calculation agent as described in the following section. The "closing index level" of the Russell 2000 Index (or any successor index) on any particular day means the closing level of the
Russell 2000 Index as reported by Russell (or of any successor index, as reported by the publisher of such successor index), on such day or as determined by the calculation agent as described in the following section.

A "scheduled trading day" means any day on which the New York Stock Exchange, the American Stock and Options Exchange, the NASDAQ Global Select Market, the
NASDAQ Global Market, the Chicago Mercantile Exchange and the Chicago Board
Options Exchange are scheduled to be open for trading for their respective regular trading sessions.

PAYMENT UPON EARLY REDEMPTION, IF APPLICABLE

If, on any scheduled trading day from, but excluding, the date of this prospectus supplement to, but excluding, the valuation date, the relative performance is less than -70% (for example, -71%), the notes will be subject to early redemption. In this prospectus supplement, the first such scheduled trading day is referred to as the early redemption determination date. Lehman
Brothers Holdings will notify note holders of an early redemption of the notes on the first business day following the early redemption determination date and redeem all of the notes on the fifth business day after the early redemption determination date.

Upon early redemption, Lehman Brothers Holdings will pay you, per $1,000 note, an amount equal to:

     present value of $1,000 + ($1,000 x redemption relative performance);

provided, however, that in no event shall the holder of a note owe any amount to
Lehman Brothers Holdings.

The present value of $1,000, as determined by the calculation agent, will be the present value of $1,000 on the valuation date calculated as of the first scheduled trading day after the early redemption determination date, computed using a discount rate equal to the USD LIBOR in effect on the first scheduled trading day after the early redemption determination date with a designated maturity that corresponds most closely to the period from, and including, such scheduled trading day to, but excluding, the valuation date.

The redemption relative performance will equal:

                                      redemption
              redemption            index level of
            index level of            Russell 2000
            S&P 100 Index                Index
        -------------------   -     ----------------   + 1.3%
            initial index            initial index
            level of S&P            level of Russell
              100 Index               2000 Index

The initial index level of the S&P 100 Index is 644.19, which is the closing index level of the S&P 100 Index on the date of this prospectus supplement. The initial index level of the Russell 2000 Index is 764.39, which is the closing index level of the Russell 2000 Index on the date of this prospectus supplement.
The redemption index levels of the S&P 100 Index and the Russell 2000 Index will be the respective closing levels of such indices on the first scheduled trading day after the early redemption determination date.

DISCONTINUANCE OF THE S&P 100 INDEX; ALTERATION OF METHOD OF CALCULATION

If S&P discontinues publication of the S&P 100 Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion exercised in good faith, to be comparable to the discontinued S&P 100 Index, then the calculation agent shall determine each subsequent closing index level to be used in computing the amount payable on the stated maturity date by reference to the closing index level of such successor index on the applicable date.

Upon any selection by the calculation agent of a successor index, Lehman
Brothers Holdings will promptly give notice to the holders of the notes.

If S&P discontinues publication of the S&P 100 Index and the calculation agent determines that no successor index is available at such time or if S&P (or the publisher of any successor index) fails to calculate and publish a closing index level for the S&P 100 Index (or

                                      S-15

a successor index) on any date when it would ordinarily do so in accordance with its customary practice, the calculation agent will determine the closing index level to be used for purposes of computing the amount payable on the stated
maturity date. In such circumstances, the closing index level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P 100 Index (or any successor index) last in effect prior to such discontinuance or failure to publish, using the closing price (or, if trading in any of the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P
100 Index (or any successor index) on the relevant exchange on which such security trades. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 100 Index may adversely affect the trading price of the notes. As used herein, "closing price" of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers
Holdings pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings' obligations under the notes. The "relevant exchange" for any security (or any combination thereof then underlying the S&P
100 Index or any successor index) means the primary exchange, quotation system
(which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the S&P 100 Index, any successor index or the closing level thereof on any particular day is changed in a material respect, or if the S&P 100 Index or a successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the S&P 100 Index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of trading of the relevant exchanges on which the securities comprising the S&P 100 Index or such successor index traded on any date the closing index level is to be determined, make such calculations and adjustments as, in its good faith judgment, may be necessary in order to arrive at a level of a stock index comparable to the S&P 100 Index or such successor index, as the case may be, as if such changes or modifications had not been made. The calculation agent will calculate the closing index level on any particular day and the amount payable on the stated maturity date with reference to the S&P 100 Index or such successor index, as adjusted. Accordingly, if the method of calculating the S&P 100 Index or a successor index is modified so that the level of such index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust such index in order to arrive at a level of the S&P 100 Index or such successor index as if it had not been modified.

DISCONTINUANCE OF THE RUSSELL 2000 INDEX; ALTERATION OF METHOD OF CALCULATION

If Russell discontinues publication of the Russell 2000 Index and Russell or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion exercised in good faith, to be comparable to the discontinued Russell 2000 Index, then the calculation agent shall determine each subsequent closing index level to be used in computing the amount payable on the stated maturity date by reference to the closing index level of such successor index on the applicable date.

Upon any selection by the calculation agent of a successor index, Lehman
Brothers Holdings will promptly give notice to the holders of the notes.

If Russell discontinues publication of the Russell 2000 Index and the calculation agent determines that no successor index is available at such time or if Russell (or the publisher of any successor index) fails to calculate and publish a closing index level for the Russell 2000 Index (or a successor index)
on any date when it would ordinarily do so in accordance with its customary practice, the calculation agent will determine the closing index level to be used for purposes of computing the amount payable on the stated maturity date.
In such circumstances, the closing index level will be computed by the calculation agent in accordance with the formula for and method of calculating the Russell 2000 Index (or any successor index) last in effect prior to such discontinuance or failure to publish, using the closing price (or, if trading in any of the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Russell 2000
Index (or any successor index) on the relevant exchange on which such security trades. Notwithstanding these alternative arrangements, discontinuance of the

                                      S-16

publication of the Russell 2000 Index may adversely affect the trading price of the notes. As used herein, "closing price" of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers
Holdings pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings' obligations under the notes. The "relevant exchange" for any security (or any combination thereof then underlying the
Russell 2000 Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Russell 2000 Index, any successor index or the closing level thereof on any particular day is changed in a material respect, or if the Russell 2000 Index or a successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the Russell 2000 Index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of trading of the relevant exchanges on which the securities comprising the Russell 2000 Index or such successor index traded on any date the closing index level is to be determined, make such calculations and adjustments as, in its good faith judgment, may be necessary in order to arrive at a level of a stock index comparable to the Russell 2000 Index or such successor index, as the case may be, as if such changes or modifications had not been made. The calculation agent will calculate the closing index level on any particular day and the amount payable on the stated maturity date with reference to the Russell 2000 Index or such successor index, as adjusted. Accordingly, if the method of calculating the
Russell 2000 Index or a successor index is modified so that the level of such index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust such index in order to arrive at a level of the Russell 2000 Index or such successor index as if it had not been modified.

MARKET DISRUPTION EVENTS

A market disruption event with respect to the S&P 100 Index (or any successor index) or the Russell 2000 Index (or any successor index) will occur on any day if the calculation agent determines in its sole discretion that any of the following events has occurred:

o    A material suspension of or limitation imposed on trading relating to the securities that then comprise 20% or more of such index or any successor index, by the relevant exchanges on which those securities are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by that relevant exchange or otherwise. Limitations on trading during significant market fluctuations imposed pursuant to New York Stock
     Exchange Rule 80B or any applicable rule or regulation enacted or promulgated by The New York Stock Exchange, or any other exchange, quotation system or market, any other self regulatory organization or the
     SEC of similar scope or as a replacement for Rule 80B may be considered material.

o    A material suspension of, or limitation imposed on, trading in futures or options contracts relating to such index or any successor index by the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by the exchanges or otherwise.

o    Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for the securities that then comprise 20% or more of such index or any successor index on the relevant exchanges on which those securities are traded, at any time during the one hour period that ends at the close of trading on that day.

o    Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to such index or any successor index on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one-hour period that ends at the close of trading on that day.

o    The closure of the relevant exchanges on which the securities that then comprise 20% or more of such index or any successor index are traded or on which futures or options contracts relating to such

                                      S-17

     index or any successor index are traded or on which futures or options contracts relating to such index or any successor index are traded prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchanges at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on the relevant exchanges and (2) the submission deadline for orders to be entered into the relevant exchanges for execution at the close of trading on that day.

For purposes of determining whether a market disruption event has occurred:

o    the relevant percentage contribution of a security to the level of the S&P
     100 Index or any successor index will be based on a comparison of (x) the portion of the level of the S&P 100 Index or successor index attributable to that security and (y) the overall level of the S&P 100 Index or successor index, in each case immediately before the occurrence of the market disruption event;

o    the relevant percentage contribution of a security to the level of the
     Russell 2000 Index or any successor index will be based on a comparison of
     (x) the portion of the level of the Russell 2000 Index or successor index attributable to that security and (y) the overall level of the Russell 2000
     Index or successor index, in each case immediately before the occurrence of the market disruption event; and

o    "close of trading" means in respect of any relevant exchange, the scheduled weekday closing time on a day on which the relevant exchange is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside of the regular trading session hours.

Under certain circumstances, the duties of Lehman Brothers Inc. as the calculation agent in determining the existence of market disruption events could conflict with the interests of Lehman Brothers Inc. as an affiliate of the issuer of the notes.

Events have occurred in the past that would constitute market disruption events.
The existence or non-existence of such circumstances in the past is, however, not necessarily indicative of the likelihood of those circumstances arising or not arising in the future and Lehman Brothers Holdings cannot predict the likelihood of a market disruption event in the future.

HYPOTHETICAL RETURNS

The table below illustrates, for a range of hypothetical final relative performances and assuming the notes are not earlier redeemed:

o    the hypothetical total amount payable on the stated maturity date per
     $1,000 note;

o    the hypothetical pre-tax total rate of return; and

o    the hypothetical annualized pre-tax rate of return.

                                    HYPOTHETICAL
       HYPOTHETICAL              TOTAL AMOUNT PAYABLE          HYPOTHETICAL          HYPOTHETICAL
     FINAL RELATIVE          ON THE STATED MATURITY DATE         PRE-TAX          ANNUALIZED PRE-TAX
       PERFORMANCE                  PER $1,000 NOTE        TOTAL RATE OF RETURN     RATE OF RETURN
--------------------------   ---------------------------   --------------------   ------------------

         -70%                        $300.00                     -70.00%              -69.90%
         -40                          600.00                     -40.00               -39.92
         -10                          900.00                     -10.00                -9.97
          -5                          950.00                      -5.00                -4.99
           0                        1,130.00                      13.00                12.96
           5                        1,130.00                      13.00                12.96
          10                        1,130.00                      13.00                12.96
          20                        1,130.00                      13.00                12.96
          30                        1,130.00                      13.00                12.96
          40                        1,130.00                      13.00                12.96
          50                        1,130.00                      13.00                12.96

The above figures are for purposes of illustration only. The actual amount received by investors on the stated maturity date and the resulting total and annualized pre-tax rates of return will depend entirely on the actual final relative performance and the amount payable on the stated maturity date determined by the

                                      S-18

calculation agent and assumes that the notes are not earlier redeemed. In particular, the actual final relative performance could be lower or higher than those reflected in the table.

You should compare the features of the notes to other available investments before deciding to purchase notes. Due to the uncertainty concerning the amount payable on the stated maturity date, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Lehman Brothers Holdings or by others and available through Lehman
Brothers Inc. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

CALCULATION AGENT

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will act as initial calculation agent for the notes. Pursuant to the calculation agency agreement, Lehman Brothers Holdings may appoint a different calculation agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The calculation agent will determine the amount you receive on the stated
maturity date or upon early redemption of the notes.

In addition, the calculation agent will determine, among other things:

o    whether the notes are subject to early redemption;

o    a successor index if publication of the S&P 100 Index or Russell 2000 Index is discontinued;

o    the closing index level if no successor index is available or if S&P or
     Russell or the publisher of any successor index, as the case may be, fails to calculate and publish a closing index level on any date;

o    adjustments to the S&P 100 Index, the successor index or the closing index level thereof if the method of calculating any of these items changes in a material respect or if the S&P 100 Index or successor index is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the level of the S&P 100 Index or successor index, as the case may be, had such changes or modifications not been made;

o    adjustments to the Russell 2000 Index, the successor index or the closing index level thereof if the method of calculating any of these items changes in a material respect or if the Russell 2000 Index or successor index is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the level of the Russell 2000 Index or successor index, as the case may be, had such changes or modifications not been made; and

o    whether a market disruption event has occurred.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on Lehman Brothers Holdings and you. The calculation agent will have no liability for its determinations, except as provided in the calculation agency agreement.

EVENTS OF DEFAULT AND ACCELERATION

If an event of default with respect to any notes has occurred and is continuing, the amount payable to you upon any acceleration permitted under the senior indenture will be equal to, per $1,000 note, the amount that would have been payable at maturity, calculated as though the date of acceleration was the stated maturity date and the date three business days before that date was the valuation date. If a bankruptcy proceeding is commenced in respect of Lehman
Brothers Holdings, the claims of the holder of a note may be limited, under
Section 502(b)(2) of Title 11 of the United States Code, as though the commencement of the proceeding was on the stated maturity date and the date three business days before that date was the valuation date. See "Description of
Debt Securities-Defaults" beginning on page 13 of the accompanying prospectus.

                                      S-19

                                THE S&P 100 INDEX

GENERAL

Lehman Brothers Holdings obtained all information contained in this prospectus supplement regarding the S&P 100 Index, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. S&P has no obligation to continue to publish, and may discontinue publication of, the S&P 100 Index. The S&P 100 Index is calculated, maintained and published by S&P. The consequences of S&P discontinuing publication of the S&P 100 Index are described in the section entitled
"Description of the Notes-Discontinuance of the S&P 100 Index; Alteration of
method of calculation." Lehman Brothers Holdings makes no representation or warranty as to the accuracy or completeness of any information relating to the
S&P 100 Index.

The S&P 100 Index is a stock index calculated, published and disseminated by
Standard & Poor's that measures the composite price performance of selected
United States stocks. The S&P 100 Index, a subset of the S&P 500 Index, is comprised of 100 leading U.S. stocks with exchange-listed options. Constituents of the S&P 100 Index are selected for sector balance and currently represent about 57% of the market capitalization of the S&P 500 Index and almost 45% of the market capitalization of the U.S. equity markets. The stocks in the S&P 100
Index are generally among the largest and most established companies in the S&P
500 Index.

The index was originally developed by the Chicago Board Options Exchange (CBOE), which later transferred the index to Standard & Poor's for management. The
Standard & Poor's U.S. Index Committee, which oversees the S&P 500 Index and other Standard & Poor's U.S. equity indices, also maintains the S&P 100 Index.

Exchange traded funds on the S&P 100 Index are traded on the American Stock
Exchange, the Chicago Board Options Exchange, the International Securities
Exchange and Pacific Exchange. Options on the S&P 100 Index are traded on the
Chicago Board Options Exchange.

COMPOSITION OF THE S&P 100 INDEX

Because the S&P 100 Index is derived from the S&P 500 Index, the S&P 100 Index stocks are subject to the published S&P 500 Index criteria for additions and deletions. Additionally, S&P 100 Index stocks must meet the following criteria:

o    S&P 500 Index constituents. Only companies included in the S&P 500 Index are eligible for inclusion in the S&P 100 Index.

o    Options. All stocks added to the S&P 100 Index must maintain exchange-listed options.

o    Sector representation. Stocks included in the index must meet the Index
     Committee's guidelines for sector representation. The sector composition of the S&P 100 Index has remained comparable to the sector composition of the
     S&P 500 Index. Changes in the sector balance of the S&P 100 Index or the
     S&P 500 Index are almost always the result of market movements rather than of changes to index membership.

o    Liquidity and price. The annual dollar value traded to market capitalization ratio should be 0.3 or greater, the standard level for addition to the S&P 500 Index. Greater liquidity, however, signals market importance and increases likelihood of selection for the S&P 100 Index.

As of September 30, 2006, the 100 companies included in the S&P 100 Index were divided into 10 industry groups (with the number of companies currently included in each industry group indicated in parentheses): Consumer Discretionary (15),
Consumer Staples (11), Energy (7), Financials (15), Health Care (11),
Industrials (14), Information Technology (13), Materials (6), Telecommunications
Services (3) and Utilities (5).

                                      S-20

COMPUTATION OF THE S&P 100 INDEX

Currently, S&P calculates the S&P 100 Index based on the fully float-adjusted market capitalization of each constituent stock. Under float adjustment, the share counts used in calculating the S&P 100 Index reflect only those shares that are available to investors and not all of a company's outstanding shares.
S&P defines three groups of shareholders whose holdings are subject to float adjustment:

o    holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

o    holdings by government entities, including all levels of government in the
     United States or foreign countries; and

o    holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Within each group, the holdings are totaled. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 100 Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as "exchangeable shares" unless they fall under one of the three groups enumerated above, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has more than one class of stock outstanding, shares in an unlisted or nontraded class if such shares are convertible to the listed class by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor ("IWF") is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted S&P 100 Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock outstanding, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as the weights.

The daily calcualtion of the S&P 100 Index is computed by dividing the total market value of the S&P 100 component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 100 Index, it is the only link to the original base level of the S&P 100 Index. The index divisor keeps the S&P 100
Index comparable over time and is the manipulation point for all adjustments to the S&P 100 Index.

INDEX MAINTENANCE

Because the S&P 100 Index is derived from the S&P 500 Index, the policies governing maintenance of the S&P 500 Index, plus the additional criteria for index listing in the S&P 100 Index, are used to maintain the S&P 100 Index. The
Index Committee may remove a company from the S&P 100 Index if the company does not meet the inclusion qualifications or if the index becomes unbalanced in its sector representation. The Index Committee may also remove any company that violates any of the S&P 500 Index criteria.

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require index divisor adjustments.

To prevent the level of the S&P 100 Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 100
Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 100 Index remains constant.
This helps keep the level of the S&P 100 Index accurate as a barometer of stock market performance and ensures that the movement of the S&P 100 Index does not reflect the corporate actions of companies in the S&P 500 Index. Divisor

                                      S-21

adjustments are made after the close of trading and after the calculation of the
S&P 100 Index closing level.

Changes in a company's shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. All other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, subscription rights, conversion of preferred stock, notes, debt, equity participation units or other recapitalizations) are made weekly and are announced on Tuesdays for implementation after the close of trading on Wednesday. Changes of less than 5%
are accumulated and made quarterly on the third Friday of March, June, September and December, and are usually announced two days prior.

Changes in IWFs of more than ten percentage points caused by corporate actions
(such as M&A activity, restructurings or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually, in September, when IWFs are reviewed.

                                      S-22

HISTORICAL INFORMATION

The following table sets forth the high and low level, as well as the end-of-quarter closing levels, of the S&P 100 Index for each quarter in the period from January 1, 2001 through November 7, 2006. The closing level on
November 7, 2006 was 644.19. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the S&P 100 Index in the future. The historical levels of the S&P
100 Index are not indications of future performance.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

                                                 HIGH      LOW     PERIOD-END
                                                ------    ------   ----------
2001
First Quarter ..............................    719.70    567.66     591.63
Second Quarter .............................    678.60    560.99     632.02
Third Quarter ..............................    639.96    491.70     533.10
Fourth Quarter .............................    597.70    533.40     584.28
2002
First Quarter ..............................    598.61    548.58     577.87
Second Quarter .............................    576.68    482.57     490.12
Third Quarter ..............................    492.66    396.75     407.25
Fourth Quarter .............................    480.36    392.69     444.75
2003
First Quarter ..............................    474.31    406.74     429.13
Second Quarter .............................    510.56    435.00     490.39
Third Quarter ..............................    522.60    486.66     498.56
Fourth Quarter .............................    550.78    510.33     550.78
2004
First Quarter ..............................    573.44    534.49     551.13
Second Quarter .............................    562.86    530.40     553.87
Third Quarter ..............................    549.01    519.56     534.86
Fourth Quarter..............................    577.16    524.00     575.29
2005
First Quarter...............................    584.43    555.90     561.86
Second Quarter..............................    572.34    543.60     558.07
Third Quarter...............................    577.51    558.58     566.80
Fourth Quarter..............................    583.24    544.50     570.00
2006
First Quarter...............................    594.79    568.76     587.75
Second Quarter..............................    603.82    560.70     579.56
Third Quarter...............................    621.54    566.62     620.03
Fourth Quarter (through November 7, 2006)...    645.42    619.24     644.19

                                      S-23

LICENSE AGREEMENT BETWEEN S&P AND LEHMAN BROTHERS HOLDINGS

Lehman Brothers Holdings has entered into a non-exclusive license agreement with
S&P, which grants Lehman Brothers Holdings and its affiliated or subsidiary companies a license, in exchange for a fee, to use the S&P 100 Index in connection with certain securities, including the notes.

The license agreement between S&P and Lehman Brothers Holdings provides that the following language must be stated in this prospectus supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 100 Index to track general stock market performance. S&P's only relationship to Lehman
Brothers Holdings is the licensing of certain trademarks and trade names of S&P and of the S&P 100 Index which is determined, composed and calculated by S&P without regard to Lehman Brothers Holdings or the notes. S&P has no obligation to take the needs of Lehman Brothers Holdings or the holders of the notes into consideration in determining, composing or calculating the S&P 100 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to be initially sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 100 INDEX
OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS,
OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED,
AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS, INVESTORS, OWNERS OF
THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 100 INDEX OR
ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND
EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 100 INDEX OR ANY DATA INCLUDED
THEREIN. WITHOUT LIMITING THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY
LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES
(INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                      S-24

                             THE RUSSELL 2000 INDEX

GENERAL

Lehman Brothers Holdings obtained all information contained in this prospectus supplement regarding the Russell 2000 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Russell. Russell has no obligation to continue to publish, and may discontinue publication of, the Russell 2000 Index. The consequences of Russell discontinuing publication of the Russell 2000 Index are described in the section entitled "Description of the Notes-Discontinuance of the Russell 2000 Index;
Alteration of method of calculation." Lehman Brothers Holdings makes no representation or warranty as to the accuracy or completeness of any information relating to the Russell 2000 Index.

COMPOSITION OF THE RUSSELL 2000 INDEX

The Russell 2000 Index is a stock index calculated, maintained, published and disseminated by Russell, and measures the composite price performance of stocks of 2,000 companies (the "Component Stocks") domiciled in the United States and its territories. All 2,000 stocks must trade on a major U.S. exchange. Bulletin board, pink-sheets or OTC traded securities are not eligible for inclusion. The
Russell 2000 stocks are the 2,000 smallest market capitalization securities that form the Russell 3000 Index. The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and currently represents approximately 98% of the U.S. equity market.

The Russell 2000 Index consists of the smallest 2,000 companies included in the
Russell 3000 Index and represents approximately 8% of the total market capitalization of the Russell 3000 Index. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

The Russell 2000 Index is a sub-group of the Russell 3000 Index. To be eligible for inclusion in the Russell 3000 Index, and, consequently, the Russell 2000
Index, a company's stocks must be listed on May 31 of a given year and Russell must have access to documentation verifying the company's eligibility for inclusion. Beginning September 2004, eligible initial public offerings were added to Russell U.S. indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any
Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000 Index and, consequently, the Russell 2000 Index. The following securities are specifically excluded from the Russell 2000 Index:

     o    stocks traded on U.S. exchanges but domiciled in other countries;

     o    preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights; and

     o    trust receipts, royalty trusts, limited liability companies, OTC
          Bulletin Board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges.

In addition, Berkshire Hathaway is excluded as a special exception. The primary criteria used to determine the initial list of securities eligible for the
Russell 3000 Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May
31 of each year to be eligible for inclusion in the Russell 2000 Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Russell 2000 Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective at the beginning of third quarter. Changes in the constituents are pre-announced and subject to change if any corporate activity occurs or if any new information is received prior to release.

                                      S-25

CALCULATION OF THE RUSSELL 2000 INDEX

Capitalization Adjustments. As a capitalization-weighted index, the Russell 2000
Index reflects changes in the capitalization, or market value, of the Component
Stocks relative to the capitalization on a base date. The current Russell 2000
Index value is calculated by adding the market values of the Russell 2000
Index's Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the "adjusted" capitalization of the
Russell 2000 Index on the base date of December 31, 1986. To calculate the
Russell 2000 Index, last sale prices will be used for exchange-traded and NASDAQ stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Index. In order to provide continuity for the Russell 2000 Index's value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in SEC corporate filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

     o    ESOP or LESOP shares - corporations that have Employee Stock Ownership
          Plans that comprise 10% or more of the shares outstanding are adjusted;

     o    Corporate cross-owned shares - when shares of a company in the Index are held by another company also in the Index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

     o    Large private and corporate shares - large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the Index that own
          10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies not in the Index, partnerships, insurance companies not in the Index, mutual funds, banks not in the Index or venture capital funds;

     o    Unlisted share classes - classes of common stock that are not traded on a U.S. securities exchange; and

     o    Initial public offering lock-ups - shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

Corporate Actions Affecting the Russell 2000 Index. The following summarizes the types of Russell 2000 Index maintenance adjustments and indicates whether or not an Index adjustment is required.

     o    "No Replacement" Rule - Securities that leave the Russell 2000 Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced.
          Thus, the number of securities in the Russell 2000 Index over a year will fluctuate according to corporate activity.

     o    Rule for Deletions - When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the Index at the close of the following day using the closing OTC price.

     o    When acquisitions or mergers take place within the Russell 2000 Index, the stock's capitalization moves to the acquiring stock, hence, mergers have no effect on the Index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final.
          Prior to April 1, 2000, if the acquiring stock was a member of a different index (e.g., Russell 3000 or Russell 1000 ), the shares for the acquiring stock were not adjusted until month end.

     o    Deleted Stocks - Effective on January 1, 2002, when deleting stocks from the Russell 2000 Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including

                                      S-26

          potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange. Exceptions: there may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

     o    Rule for Additions - The only additions between reconstitution dates are as a result of spin-offs. Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000
          Index at the latest reconstitution.

     o    Rule for Corporate Action-Driven Changes - Beginning April 1, 2003
          changes resulting from corporate actions will generally be applied when an action is final. An action is final determined as final when notification is received from the exchange. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be applied to the index after the action is determined to be final and effective after the close of the day the action is final. For re-incorporations and exchange delisting, deleted entities will be removed from the index when the re-incorporation is final.

Updates to Share Capital Affecting the Russell 2000 Index. Each month, the
Russell 2000 Index is updated for changes to shares outstanding as companies report changes in share capital to the SEC. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5% are reflected in the
Russell 2000 Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

HISTORICAL INFORMATION

The following table sets forth the high and low level, as well as the end-of-quarter closing levels, of the Russell 2000 Index for each quarter in the period from January 1, 2001 through November 7, 2006. The closing level on
November 7, 2006 was 764.39. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the Russell 2000 Index in the future. The historical levels of the
Russell 2000 Index are not indications of future performance.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

                                      S-27

                                                   HIGH       LOW     PERIOD-END
                                                   ------    ------   ----------
2001
First Quarter .................................    511.66    432.80     450.53
Second Quarter ................................    517.23    425.74     512.80
Third Quarter .................................    498.19    378.89     404.87
Fourth Quarter ................................    493.62    397.60     488.50
2002
First Quarter .................................    506.46    458.40     506.46
Second Quarter ................................    522.95    452.45     462.65
Third Quarter .................................    447.73    356.58     362.27
Fourth Quarter ................................    410.24    327.04     383.09
2003
First Quarter .................................    398.45    345.94     364.54
Second Quarter ................................    458.01    368.69     448.37
Third Quarter .................................    520.20    449.17     487.68
Fourth Quarter ................................    565.47    500.32     556.91
2004
First Quarter .................................    601.50    557.63     590.31
Second Quarter ................................    606.39    535.34     591.52
Third Quarter .................................    582.72    517.10     572.94
Fourth Quarter.................................    654.57    564.88     651.57
2005
First Quarter..................................    644.95    604.53     615.07
Second Quarter.................................    644.19    575.02     639.66
Third Quarter..................................    688.51    643.04     667.80
Fourth Quarter.................................    690.57    621.57     673.22
2006
First Quarter..................................    765.14    684.05     765.14
Second Quarter.................................    781.83    672.72     724.67
Third Quarter..................................    734.48    671.94     725.59
Fourth Quarter (through November 7, 2006)......    776.04    718.35     764.39

                                      S-28

LICENSE AGREEMENT BETWEEN RUSSELL AND LEHMAN BROTHERS HOLDINGS

Lehman Brothers Holdings has entered into a non-exclusive license agreement with
Russell, which grants Lehman Brothers Holdings and its affiliated or subsidiary companies a license, in exchange for a fee, to use the Russell 2000 Index in connection with certain securities, including the notes.

The license agreement between Russell and Lehman Brothers Holdings provides that the following language must be stated in this prospectus supplement:

The notes are not sponsored, endorsed, sold, or promoted by Frank Russell
Company or any successor thereto or index owner ("Frank Russell" or the "Index
Owner") and neither Frank Russell nor any party hereto makes any representation or warranty whatsoever, whether express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell
2000 Index to track general stock market performance or a segment of the same.
Frank Russell's publication of the Russell 2000 Index in no way suggests or implies an opinion by Frank Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000 Index is based. Frank
Russell's only relationship to Lehman Brothers Holdings, Inc. and its affiliates is the licensing of certain trademarks and trade names of Frank Russell and of the Russell 2000 Index which is determined, composed and calculated by Frank
Russell without regard to Lehman Brothers Holdings, Inc. and its affiliates or the notes. Frank Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Frank Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Frank Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000
Index. Frank Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

"Russell 2000(R) Index" and "Russell 3000(R) Index" are trademarks of Frank
Russell Company and have been licensed for use by Lehman Brothers Holdings Inc.
This transaction is not sponsored, endorsed, sold, or promoted by Frank Russell
Company and Frank Russell Company makes no representation regarding the advisability of entering into this transaction.

FRANK RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE
RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND FRANK RUSSELL SHALL HAVE NO
LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FRANK RUSSELL
MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN
BROTHERS HOLDINGS, INC. AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE
PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX
OR ANY DATA INCLUDED THEREIN. FRANK RUSSELL MAKES NO EXPRESS OR IMPLIED
WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS
FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY
DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL
FRANK RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR
CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE
POSSIBILITY OF SUCH DAMAGES.

                                      S-29

                         HISTORICAL RELATIVE PERFORMANCE

The following table sets forth the high and low relative performance, as well as the end-of quarter relative performance, of the S&P 100 Index and the Russell
2000 Index for each quarter in the period from January 1, 2001 through November
7, 2006, calculated on a rolling basis using as the respective initial index levels the respective closing index levels on the date that is 12 months and one day before the respective scheduled trading day (or, if such a date was not a scheduled trading day, the previous scheduled trading day) with respect to which relative performance is measured (for example, the relative performance as of
June 30, 2006 was calculated using the closing index levels of June 29, 2005 as the initial index levels). The historical relative performances are not indicators of future relative performances.

                                                     HIGH     LOW     PERIOD-END
                                                    ------  -------   ----------
2001
First Quarter....................................     9.41%  -10.17%    -10.17%
Second Quarter...................................    -8.57   -20.74     -16.92
Third Quarter....................................    -6.80   -18.63      -8.11
Fourth Quarter...................................    -4.75   -20.08     -14.61
2002
First Quarter....................................    -8.50   -19.29     -15.11
Second Quarter...................................   -11.10   -23.25     -13.85
Third Quarter....................................    -2.10   -11.79     -11.79
Fourth Quarter...................................    -0.49   -11.32      -1.15
2003
First Quarter....................................     4.46    -1.46       3.58
Second Quarter...................................    10.60     0.90       4.44
Third Quarter....................................     5.19   -19.19     -12.85
Fourth Quarter...................................   -11.50   -29.08     -20.57
2004
First Quarter....................................   -21.44   -32.96     -32.96
Second Quarter...................................   -12.21   -35.14     -17.85
Third Quarter....................................    -1.58   -17.87      -9.07
Fourth Quarter...................................    -2.56   -12.00      -9.15
2005
First Quarter....................................    -1.37    -8.83      -1.37
Second Quarter...................................     2.25    -9.49      -6.51
Third Quarter....................................    -6.51   -17.56     -10.00
Fourth Quarter...................................    -1.68    -9.29      -2.88
2006
First Quarter....................................    -3.00   -18.72     -18.72
Second Quarter...................................    -4.50   -23.63      -8.65
Third Quarter....................................     2.20    -7.72       0.90
Fourth Quarter (through November 7, 2006)........     3.37    -5.65      -0.21

                                      S-30

                              UNITED STATES FEDERAL
                             INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of notes as of the date of this prospectus supplement. Except where noted, this summary deals only with a note held as a capital asset by a United States holder who purchases the note at its initial offering price at original issue and does not deal with special situations. For example, except where noted, this summary does not address:

o    tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities financial institutions, regulated investment companies, real estate investment trusts, investors in pass-through entities, tax-exempt entities or insurance companies;

o    tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

o    tax consequences to holders of notes whose "functional currency" is not the
     U.S. dollar;

o    alternative minimum tax consequences, if any; or

o    any state, local or foreign tax consequences.

If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

The United States federal income tax treatment of securities such as the notes is not clear. If you are considering the purchase of notes, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

The following discussion is a summary of the material United States federal income tax consequences that will apply to you if you are a United States holder of notes.

For purposes of this discussion, a United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

o    an individual citizen or resident of the United States;

o    a corporation (or any other entity treated as a corporation for United
     States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

o    an estate the income of which is subject to United States federal income taxation regardless of its source; or

o    any trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a
     United States person.

A non-United States holder is a beneficial owner (other than a partnership) of notes that is not a United States holder.

GENERAL

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United
States federal income tax purposes. As a result, significant aspects of the
United States federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue
Service will agree with the treatment described herein. Lehman Brothers Holdings intends to treat, and by purchasing a note, for all tax purposes you agree to treat, a note as a cash-settled financial contract giving rise to capital gain or loss as described below, rather

                                      S-31

than as a debt instrument. Except where noted, the remainder of this discussion assumes that this treatment is correct, although no assurance is given in this regard.

SALE, EXCHANGE OR OTHER DISPOSITION, OR CASH SETTLEMENT UPON MATURITY

Upon a sale, exchange or other disposition, or payment upon cash settlement at maturity or upon early redemption of a note, you will recognize gain or loss equal to the difference between the amount of cash received and your basis in the note. The gain or loss will be treated as capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Your basis in the note will generally equal your cost of such note.

ALTERNATIVE CHARACTERIZATIONS

There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the notes, and it is possible that the Internal Revenue
Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations, in particular because the notes in form are debt instruments. Those regulations would require you to accrue interest income at a market rate, notwithstanding that no cash interest payments are actually made, and generally would characterize gain or, to some extent, loss as ordinary rather than capital. The
Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions.

NON-UNITED STATES HOLDERS

The following discussion is a summary of the material United States federal tax consequences that will apply to you if you are a non-United States holder of notes.

Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United States federal income tax, or an individual who is a United States expatriate and therefore subject to special treatment under the Code. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

UNITED STATES FEDERAL WITHHOLDING TAX

Based on the treatment of the notes described above, you should not be subject to United States federal withholding tax for payments on any sale, exchange or other disposition or on payments received at maturity in respect of the notes, provided that the stock issuers underlying an index are not United States real property holding corporations as defined in Section 897(c)(2) of the Code.

As discussed above, alternative characterizations of a note for United States federal income tax purposes are possible, which could result in the imposition of United States federal withholding tax on the sale, exchange or other disposition of a note. You should consult your own tax advisor regarding the
United States federal income tax consequences of an investment in the notes.

UNITED STATES FEDERAL INCOME TAX

Based on the treatment of the notes described above, any gain or income realized upon the sale, exchange or other disposition of a note or upon payments received at maturity in respect of the notes generally will not be subject to United
States federal income tax unless (i) the gain or income is effectively connected with a trade or business in the United States of a non-United States holder,
(ii) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition, and certain other conditions are met or (iii) possibly to the extent that an issuer of stock underlying an index is a United States real property holding corporation.

UNITED STATES FEDERAL ESTATE TAX

If you are an individual non-United States holder of notes, notes held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

If you are a United States holder of notes, information reporting requirements will generally apply to all payments received by you or upon the sale, exchange or other disposition of a note, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

                                      S-32

If you are a non-United States holder of notes, Lehman Brothers Holdings must report annually to the Internal Revenue Service and to you the amount of all payments paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding with respect to payments Lehman Brothers Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an IRS Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations. Special certification rules apply to holders that are pass-through entities. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a note made within the United States or conducted through United
States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                                      S-33

                          CERTAIN ERISA CONSIDERATIONS

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, Keogh plan or other retirement plan, account or arrangement (a "plan") to acquire or hold the notes should consider whether an investment in the notes would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement
Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to
Title I of ERISA and/or Section 4975 of the Code ("ERISA plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3 (33)
of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

The acquisition or holding of the notes by an ERISA plan with respect to which
Lehman Brothers Holdings, Lehman Brothers Inc. or certain of their affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless those notes are acquired and held pursuant to and in accordance with an applicable exemption.
The Department of Labor has issued prohibited transaction class exemptions, or
"PTCEs", as well as individual exemptions that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes.

Each purchaser and holder of the notes or any interest in the notes will be deemed to have represented by its purchase or holding of the notes that either
(1) it is not a plan or a plan asset entity and is not purchasing or holding those notes on behalf of or with "plan assets" of any plan or plan asset entity or (2) the purchase or holding of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation under any applicable similar laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with "plan assets" of any plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

                                      S-34

                               BOOK-ENTRY ISSUANCE

The notes will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that
Lehman Brothers Holdings will not issue certificates to you for the notes. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the notes.
Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC holds securities that its direct participants deposit with
DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the notes on DTC's records. Since you actually own the notes, you are the beneficial owner. Your ownership interest will only be recorded on the direct or indirect participants'
records. DTC has no knowledge of your individual ownership of the notes. DTC's records only show the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers like you.

The trustee for the notes will wire payments on the notes to DTC's nominee.
Lehman Brothers Holdings and the trustee will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, Lehman Brothers Holdings, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security. It is DTC's current practice, upon receipt of any payment, to proportionally credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to the participants by using an omnibus proxy. Those participants in turn will make payments to and solicit votes from you, the ultimate owner of notes based on customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or
Lehman Brothers Holdings.

Notes represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

o    DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law and a successor is not appointed by Lehman Brothers Holdings within 90 days; or

o    Lehman Brothers Holdings decides to discontinue use of the book-entry system.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures.

DTC has provided Lehman Brothers Holdings with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a
"banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency"
registered under the provisions of Section 17A of the Securities Exchange Act of
1934. DTC is owned by a number of its direct participants and by The New York
Stock Exchange, the American Stock Exchange LLC and the National Association of
Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

CLEARSTREAM AND EUROCLEAR

Links have been established among DTC, Clearstream Banking and Euroclear (two
European book-entry depositories similar to DTC), to facilitate the initial

                                      S-35

issuance of the notes and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform those procedures and those procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each U.S. agent of Clearstream and Euroclear, as participants in
DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the notes against payment.
After settlement, Clearstream or Euroclear will credit its participant's account. Credit for the notes will appear on the next day, European time.

Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending notes to the relevant
U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer notes against payment. The payment will then be reflected in the account of the
Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date; which day would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream or
Euroclear participant's account would instead be valued as of the actual settlement date.

                                      S-36

                                  UNDERWRITING

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc., the underwriter, and Lehman Brothers Inc. has agreed to purchase, the principal amount of the notes. The underwriter has advised Lehman Brothers Holdings that it proposes to initially offer the notes to the public at the public offering price indicated on the cover page of this prospectus supplement; it may also offer notes to certain dealers at the same price less a concession not in excess of 1% of the principal amount of the notes. After the initial public offering of the notes is completed, the public offering price and concessions may be changed.

Lehman Brothers Holdings has granted to the underwriter an option to purchase, at any time within 13 days of the original issuance of the notes, up to $300,000 additional aggregate principal amount of notes solely to cover over-allotments.
To the extent that the option is exercised, the underwriter will be committed, subject to certain conditions, to purchase the additional notes. If this option is exercised in full, the total public offering price, underwriting discount and proceeds to Lehman Brothers Holdings would be $2,300,000, $23,000 and
$2,277,000, respectively.

Lehman Brothers Holdings has agreed to indemnify the underwriter against some liabilities, including liabilities under the Securities Act of 1933, or to contribute payments that the underwriter may be required to make relating to these liabilities.

The notes are a new issue of securities with no established trading market.
Lehman Brothers Holdings has been advised by the underwriter that it intends to make a market in the notes, but it is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

Lehman Brothers Holdings or an affiliate has entered into swap agreements or related hedge transactions with one of Lehman Brothers Holdings' other affiliates or unaffiliated counterparties in connection with the sale of the notes and Lehman Brothers Inc. and/or an affiliate has earned additional income as a result of payments pursuant to the swap, or related hedge transactions.

If the notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.

CERTAIN SELLING RESTRICTIONS

Argentina

The offering of notes has not been registered with the Comision Nacional de
Valores in order to be publicly offered in Argentina and therefore may not be offered or sold to the public in Argentina. Investors must consider the risks of the transaction before making an investment decision.

Brazil

The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissao de Valores
Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied or distributed as a public offering in Brazil or be used in connection with any public offer for subscription or sale in Brazil.

British Virgin Islands

This prospectus supplement and the notes offered hereby have not been, and will not be registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this prospectus supplement.

Colombia

The notes have not been and will not be registered in the National Securities
Registry of Colombia or in the Colombian Stock Exchange. Therefore the notes may not be publicly offered or negotiated in Colombia.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member
State (the "Relevant Implementation Date") it has not made and will not make an offer of notes to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State:

                                      S-37

o    in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, and ending on the date which 12 months after the date of such publication;

o    at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

o    at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than EUR43,000,000 and (3) an annual net turnover of more than EUR50,000,000, all as shown in its last annual or consolidated accounts; or

o    at any time in any other circumstances which do not require the publication by Lehman Brothers Holdings of a prospectus pursuant to Article 3 of the
     Prospectus Directive.

For the purposes of this provision, the expression "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that
Member State by any measure implementing the Prospectus Directive in that Member
State and the expression "Prospectus Directive" meant Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Germany

The notes may not be offered or sold in the Federal Republic of Germany other than in compliance with the provisions of the German Sales Prospectus Act
(Wertpapier-Verkaufsprospektgesetz) of December 13, 1990, as amended, and of any other laws applicable in the Federal Republic of Germany governing the issue, offering and sale of securities.

Ireland

The underwriter has represented, warranted and agreed that (a) it has not offered or sold and will not offer or sell any notes in Ireland, and that it will not issue any application form for notes in Ireland, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, within the meaning of the Irish Companies Acts, 1963 to 2003 and (b) it has complied with and will comply with all applicable provisions of the Irish Investment Intermediaries act, 1995 (as amended) with respect to anything done by it in relation to the notes.

Panama

The notes have not been and will not be registered with the National Securities
Commission of the Republic of Panama under Decree Law No. 1 of July 8, 1999 (the
"Panamanian Securities Law") and may not be publicly offered or sold within
Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Law. The notes do not benefit from the tax incentives provided by the Panamanian Securities Law and are not subject to regulation or supervision by the National Securities Commission of the Republic
of Panama.

Switzerland

The underwriter has agreed that it has only offered or sold and will only offer or sell the notes in Switzerland in compliance with all applicable laws and regulations in force in Switzerland, and will, to the extent necessary, obtain any consent, approval, or permission required, if any, by it for the offer or sale by it of the notes under the laws and regulations in force in Switzerland.

                                      S-38

The Netherlands

The underwriter has separately further agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in The Netherlands any notes other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, investment undertakings, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

United Kingdom

The underwriter has represented and agreed that:

o    it and each of its affiliates have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the
     "FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to
     Lehman Brothers Holdings; and

o    it and each of its affiliates have complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Uruguay

The offering of notes in Uruguay constitutes a private offering and the underwriter has agreed that the notes and Lehman Brothers Holdings will not be registered with the Central Bank of Uruguay pursuant to section 2 of Uruguayan law 16.749.

Venezuela

This offering is extraterritorial (non-Venezuelan), directed exclusively to clients of the underwriter and as such, no registrations or authorizations will be required from the Comision Nacional de Valores.

General

The underwriter has agreed that it will, to its best knowledge after due inquiry, comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the notes or possesses or distributes this prospectus supplement, the base prospectus or any other offering material and will obtain any consent, approval or permission required by it for the offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers or sales.

                                      S-39

                                [GRAPHIC OMITTED]

                                   $2,000,000

                          LEHMAN BROTHERS HOLDINGS INC.

                             CONTINGENT PAYOUT NOTES
                              DUE NOVEMBER 11, 2007
       LINKED TO THE ADJUSTED RELATIVE PERFORMANCE OF THE S&P 100(R) INDEX
                    (OEX) VS. THE RUSSELL 2000(R) INDEX (RTY)

                               ------------------
                              PROSPECTUS SUPPLEMENT
                                NOVEMBER 7, 2006

                              (INCLUDING PROSPECTUS
                               DATED MAY 30, 2006)
                               ------------------

                                 LEHMAN BROTHERS